Exhibit 10.1

                          TIME BROKERAGE AGREEMENT


                               By and Between


                      Mohawk Valley Broadcasting, Inc.,
                           ACME T.V. Corporation,
                                Kevin O'Kane


                                     and


                    Sullivan Broadcasting of Utica, Inc.

                              TABLE OF CONTENTS

                                                                        Page
                                                                        ----

TABLE OF DEFINITIONS..............................................       iv

1.  Overall Purpose and Term; Renewal Option......................        3

2.  Facilities....................................................        4

3.  Payment.......................................................        4

4.  Responsibilities..............................................        5
    A.  Broker's Responsibilities.................................        5
    B.  Owner's Responsibilities..................................        7
    C.  Additional Responsibilities...............................        7
    D.  Renewel, Modification and Cancellation of Contracts.......        8

5.  Revenues and Deposits.........................................        8
    A.  Revenues from Post-Commencement Date Broadcast Time
        Sales and Uses of Stations' Studio/Production Facilities..        8
    B.  Bank Accounts for Revenues from Broker's
        Activities/Payments By Broker from Such Revenues..........        9

6.  Station Facilities............................................        9
    A.  Operation of Stations.....................................        9
    B.  Interruption of Normal Operations.........................       10
    C.  Studio Location...........................................       11

7.  Handling of Stations Communications...........................       11

8.  Owners' Compliance With FCC Rules and Policies................       11

9.  Programming and the Public Interest...........................       11

10. Special Programs..............................................       14

11. Stations Identification.......................................       15

12. Political Advertising.........................................       15

13. Children's Programming........................................       15

14. Owners' Responsibility For Compliance with FCC Technical
     Rules........................................................       17

15. Force Majeure.................................................       18

16. Trade Secrets and Proprietary Information.....................       19

17. Payola and Conflicts of Interest..............................       19

18. Broker's Compliance with Law..................................       20

19. No Sub-Brokering..............................................       20

20. Indemnification...............................................       21
    A.  Broker's Indemnification of Owners........................       21
    B.  Owners' Indemnification of Broker.........................       21
    C.  Procedure for Indemnification.............................       22
    D.  Insurance.................................................       25

21. Owner's Events of Default.....................................       26

22. Broker's Events of Default....................................       29

23. Termination Upon Order of Governmental Authority..............       33

24. Additional Representations, Warranties and Covenants..........       34
    A.  Mutual Additional Representations, Warranties and
        Covenants.................................................       34
    B.  Finders...................................................       35
    C.  Owners' Additional Representations, Warranties and
        Covenants.................................................       35
    D.  Broker's Additional Representations, Warranties and
        Covenants.................................................       36

25. Sale of Stations to Broker....................................       36

26. Procedures for Termination....................................       36
    A.  Upon Broker's Events of Default...........................       36
    B.  Upon Certain Owner's Events of Default....................       37
    C.  Upon Government Termination...............................       37
    D.  Upon Certain Events.......................................       38

27. Notices.......................................................       38

28. Modification and Waiver.......................................       39

29. Construction..................................................       40

30. Headings......................................................       40

31. Assignment....................................................       40

32. Counterparts..................................................       40

33. Entire Agreement..............................................       40

34. No Partnership or Joint Venture Created.......................       40

35. Severability..................................................       41

36. Legal Effect..................................................       41

37. No Party Deemed Drafter.......................................       41

38. Arbitration...................................................       41
    A.  Generally.................................................       41
    B.  Notice of Arbitration.....................................       42
    C.  Selection of Arbitrator...................................       42
    D.  Conduct of Arbitration....................................       43
    E.  Enforcement...............................................       43
    F.  Expenses..................................................       44

39. Liquidated Damages............................................       44

                            TABLE OF DEFINITIONS

Term                                                           Page Defined
- - ----                                                           ------------

AAA Rules.........................................................       42

ACME..............................................................        1

Additional Local Programming......................................       13

Additional Syndicated Programming.................................       13

Arbitration Notice................................................       13

Asset Purchase Agreement..........................................       42

ATV...............................................................        2

Broker............................................................       36

Broker's Event of Default.........................................        1

Claimant..........................................................       22

Commencement Date.................................................        3

Communications Act................................................        1

Consideration.....................................................       20

Disputes..........................................................       41

Disputing Person..................................................       42

FCC...............................................................        1

Final Determination...............................................       43

Governmental Termination Event....................................       33

HDTV..............................................................       36

Indemnifying Party................................................       22

Losses............................................................       21

Mandatory Cessation Date..........................................       38

O'Kane............................................................        1

Option Agreement..................................................        2

Owner.............................................................        1

Owner's Event of Default..........................................       26

Owner's Termination Notice........................................       37

Station...........................................................        1

Station Bank Account(s)...........................................        9

Station W28AQ.....................................................        1

Station W53AM.....................................................        1

Station WFXV......................................................        1

Station WUPN-LP...................................................        1


                          TIME BROKERAGE AGREEMENT

      THIS TIME BROKERAGE AGREEMENT is made this 7th of February, 1996, by and between Mohawk Valley Broadcasting, Inc., a New York corporation ("Mohawk"), ACME T.V. Corporation, a New York corporation ("ACME"), Mr. Kevin O'Kane ("O'Kane") and Sullivan Broadcasting of Utica, Inc., a Delaware corporation ("Broker").

      WHEREAS, Mohawk is the owner and licensee of television broadcast station WFXV, Utica, New York ("Station WFXV"), pursuant to authorization(s) issued by the Federal Communications Commission ("FCC"); and

      WHEREAS, O'Kane is the licensee, pursuant to authorizations issued by the FCC, of: (1) television broadcast translator station W28AQ, Little Falls, New York ("Station W28AQ"), which rebroadcasts the programming of Station WFXV; (2) low power television broadcast station WUPN-LP, Utica, New York ("Station WUPN-LP"); and (3) low power television broadcast station W53AM, Utica, New York ("Station W53AM"); and

      WHEREAS, ACME owns certain assets used by and for Station W28AQ, Station WUPN-LP and/or Station W53AM; and

      WHEREAS, Station WFXV, Station W28AQ, Station WUPN-LP and Station W53AM are referred to collectively herein as the "Stations"; and the term "Owners" as used herein denotes each of Mohawk, ACME and O'Kane; and

      WHEREAS, the parties hereto have carefully considered the Communications Act of 1934, as amended (the "Communications Act") and the FCC's time brokerage policies adopted pursuant thereto, and intend that this Agreement in all respects comply with such Communications Act and policies; and

      WHEREAS, Owners desire to enter into this Agreement to provide a regular source of diverse programming and income to sustain the operations of the Stations; and

      WHEREAS, Broker desires to provide an over-the-air program service to the Utica, New York area using the facilities of the Stations; and

      WHEREAS, Owners agree to provide time exclusively to Broker on terms and conditions that conform to policies of the Stations and the FCC for time brokerage arrangements and that are as set forth herein; and

      WHEREAS, Broker agrees to utilize the Stations' transmitting facilities solely to broadcast programming of Broker's selection that conforms with the policies of Mohawk and O'Kane and with all rules, regulations and policies of the FCC, and as set forth herein; and

      WHEREAS, Mohawk and O'Kane maintain, and shall continue to maintain during the term of this Agreement, ultimate control over their respective Stations' facilities including control over their Stations' finances, personnel and programming; and

      WHEREAS, contemporaneously herewith, the parties hereto have entered into: (1) an Option Agreement (the "Option Agreement") granting to Broker or Broker's assignee an option to purchase certain of the assets used in connection with the operation of the Stations, and to obtain the assignment of the Stations' FCC licenses to Broker or Broker's assignee; and (2) an Asset Purchase Agreement (the "Asset Purchase Agreement") pursuant to which Broker or Broker's assignee is purchasing certain other assets of Owners;

      NOW, THEREFORE, in consideration of the foregoing, and of the mutual promises set forth herein, and for other good and valuable consideration, the sufficiency of which Owners and Broker hereby acknowledge, Owners and Broker, intending to be bound legally, hereby agree as follows:

      1. Overall Purpose and Term; Renewal Option. In accordance with the terms and limitations set forth herein: (a) Broker shall program the Stations, promote the Stations and their programming, sell commercial and other time on the Stations and bill for and collect the payments for time sales on the Stations; and (b) Owners will maintain the Stations' transmitting and microwave relay facilities, and make said facilities available to Broker. Subject to the terms of this Agreement, each party hereby warrants and covenants that it will fulfill said obligations, and their other obligations specified herein, to the fullest extent permitted by law (including the FCC's rules and policies) in a diligent, reasonable manner.

      Broker shall begin its time brokerage activities with regard to the Stations pursuant to this Agreement on the date of this Agreement as stated above, and said date shall be referred to herein as the "Commencement Date." The term of this Agreement shall be a period of five (5) years from the Commencement Date. Broker also shall have the option to extend this Agreement for one successive five (5) year term, on the same terms and conditions as this Agreement, by giving notice of its intent to exercise such option not less than six (6) months prior to the expiration of the initial term.

      2. Facilities. Owners shall make the Stations' television broadcasting transmission facilities available to Broker for broadcast on the Stations of programs selected by Broker, and advertising/commercial announcements sold by Broker, which may originate from the Stations' studios, Broker's studios or from other sources contracted for by Broker. In addition, Owners will make available to Broker, at no cost, during the term of this Agreement, exclusive use (other than Owners' own use for the Stations pursuant to this Agreement) of all of Owners' studio and production facilities, for Broker's use in its activities with regard to the Stations pursuant to this Agreement. Mohawk and O'Kane may use the Stations' studio and production facilities, during the term of this Agreement, for Station public affairs programs and public service announcements for their respective Stations, consistent with paragraphs 9 and 10 below.

      3. Payment. As consideration for Owner permitting Broker to air Broker's programming on the Stations pursuant to this Agreement, Broker shall pay Owner as follows:

      A. Beginning on the Commencement Date, the amount equal to Owners' monthly operating expenses for the Stations, paid as follows: Broker shall pay Mohawk, for the account of Owners, the amount of Eleven Thousand Dollars ($11,000) per month, by the fifteenth (15th) day of each month, adjusted upwards or downwards after the first month based on Owner providing Broker, by the fifth (5th) day of each month, an accounting of Owner's actual expenses for the Stations for the prior month (i.e., if the actual expenses were more than $11,000 during a month, then the payment for the next month shall be $11,000 plus the amount by which the prior month's actual expenses exceeded $11,000; and if the actual expenses were less than $11,000 during a month, then the payment for the next month shall be $11,000 minus the amount by which the prior month's actual expenses were under $11,000).

      B. Beginning with the twenty-fifth (25th) month after the Commencement Date, Broker shall pay Mohawk, for the account of Owners, Owners' monthly operating expenses for the Stations, pursuant to paragraph 3.A. above, plus

      i.   From months 25 through 36, an additional $3,000 per month;

      ii. From months 37 through 48, an additional $4,000 per month (i.e., expenses plus $4,000);

      iii. From months 49 through 60, an additional $5,000 per month (i.e., expenses plus $5,000);

      iv. From months 61 through 72, an additional $6,000 per month (i.e., expenses plus $6,000);

and likewise, with the monthly amount increasing by One Thousand Dollars ($1,000) each year, through the last year of this Agreement, including any renewals thereof.

      4. Responsibilities.

            A. Broker's Responsibilities.

                  i. Broker shall employ and be responsible for paying the
                     salaries, commissions, payroll taxes, insurance and all other related costs for all personnel (other than any Owner's employees) involved in the acquisition, compilation, production, broadcast and sale of the Stations' programming and commercial messages, including but not limited to administrative, internal and external sales, traffic, billing, collections, promotion, production, outside talent and master control personnel (but excluding any expenses incurred by any Owner).

                 ii. Broker also shall be responsible for paying all
                     promotional expenses in connection with the Stations' programming (but excluding any expenses incurred by any Owner).

                iii. Broker's personnel shall operate and maintain Owners'
                     studio, production and master control facilities.

                 iv. Broker shall be responsible for its own telephone systems and local and long-distance telephone service and fax costs.

            B. Owners' Responsibilities

                  Owners shall be responsible for and shall pay all of Owners'
            own expenses of operating and maintaining the Stations, including, but not limited to:

                  i. All lease obligations in connection with property leased to any Owner;

                 ii. Utility bills for utility services at the Stations' main studio/office location(s) and their tower/transmitter sites;

                iii. Telephone system maintenance costs and local exchange and long distance telephone service costs for Owners' telephone system(s) and usage at the Stations' main studio/office location(s) and at the Stations' tower/ transmitter sites;

                 iv. Salaries, payroll taxes, insurance and other related costs of all personnel employed by any Owner for any of the Stations; and

                  v. Costs of engineering and technical personnel necessary to assure compliance with the FCC's rules and policies and maintenance and repair of the Stations' transmitting and microwave relay facilities.

            C. Additional Responsibilities

                  i. Broker shall be fully responsible for the supervision and direction of its employees, and each Owner shall be fully responsible for the supervision and direction of its employees.

                 ii. Broker and Owners shall pay their respective expenses with regard to the Stations and in no event will any such payable remain unpaid for more than ninety (90) days unless such payable is being disputed in good faith.

                iii. Except as otherwise mutually agreed, as between Owner(s)
                     and Broker, each Owner is and will continue to be responsible for all its obligations pursuant to any contracts of employment of employees of any of the Stations and any contracts with labor unions to which any Owner is a party.

            D. Renewal, Modification and Cancellation of Contracts.

            Owners will comply with all reasonable requests of Broker with respect to the renewal and cancellation of contracts (in accordance with their terms) or the entry into or the modification of contracts which affect Broker's time brokerage activities with regard to the Stations pursuant to this Agreement.

      5. Revenues and Deposits.

            A. Revenues from Post-Commencement Date Broadcast Time Sales and Uses of Stations' Studio/Production Facilities. Broker shall have the exclusive right to sell, either directly or indirectly through sales representatives, and shall be solely responsible for billing and collecting payments for, all programs and commercials aired on the Stations, and production fees for uses of the Stations' studio/production facilities, on or after the Commencement Date until the termination of this Agreement. Broker may contract and bill in its own name for the sale of broadcast time on the Stations and uses of the Stations' studio/ production facilities on and after Commencement Date until the termination of this Agreement. Subject to Mohawk's current agreement with the Fox Television Network, Broker also shall have the right to negotiate for, subject to Owner's approval, and to receive, for deposit pursuant to sub-paragraph 5.B. below, all compensation due to the Stations from cable television systems pursuant to the "retransmission consent" provisions of the Cable Television Consumer Protection and Competition Act of 1992.

            B. Bank Accounts for Revenues from
               Broker's Activities/Payments
               By Broker from Such Revenues.

            Broker may deposit any sums it receives pursuant to sub-paragraph 5.A. above into a bank account (or accounts) established by Broker, in Broker's name, for this purpose (the "Station Bank Account(s)"), and the funds in such Station Bank Account(s) shall be the property of Broker. Broker shall be authorized to endorse payments received in names other than Broker's (e.g., "WFXV," "WFXV-TV" or "WUPN") in order to deposit such payments into the Station Bank Account(s).

      6. Station Facilities

            A. Operation of Stations. Owners represent that the Stations will be operated throughout the term of this Agreement in all material respects in accordance with the authorizations issued by the FCC and all applicable FCC rules, regulations and policies. As of the Commencement Date, Owners shall make the Stations available to Broker for program transmissions, at least at ninety five percent (95%) of each Station's currently authorized effective radiated power, for one hundred sixty-eight (168) hours per week, Sunday through Saturday, except for downtime occasioned by required maintenance and other interruptions contemplated by sub-paragraph 6.B. below and paragraph 15 of this Agreement. Any routine or non-emergency maintenance work affecting operation of the Stations at full power shall be scheduled with at least forty-eight (48) hours prior notice to Broker, and shall not take place during a rating period, and to the extent possible Owners shall cause such maintenance work to be performed between the hours of 1:00 AM and 6:00 AM Eastern time.

            B. Interruption of Normal Operations. If any Station suffers any loss or damage of any nature to its transmission or studio facilities which results in the interruption of service or the inability of such Station to operate with its maximum authorized facilities, an Owner shall immediately notify Broker of such loss or damage and Owners shall undertake, subject to Broker's prior consent, such consent not to be unreasonably withheld, such repairs as are necessary to restore full-time operation of such Station with its maximum authorized facilities as expeditiously as possible following the occurrence of any such loss or damage. If Owners are unable to or do not commence such repairs as soon as possible, Broker may do so on Owners' behalf.

            C. Studio Location. Mohawk shall maintain a main studio facility, within Station WFXV's principal community contour, and shall staff Station WFXV consistent with the FCC's rules and policies.

      7. Handling of Stations Communications. Owners shall receive and handle mail, faxes and telephone calls in connection with the operation of the Stations.

      8. Owners' Compliance With FCC Rules and Policies. Owners shall comply in all material respects with all FCC rules and policies applicable to the Stations. Without limiting the foregoing sentence, Mohawk's obligations shall include ascertaining the needs and interests of Station WFXV's service area, maintaining Station WFXV's political broadcasting and public inspection files and Station WFXV's maintenance logs, meeting equal employment opportunity requirements with regard to Mohawk's employees, preparing Station WFXV's quarterly issues/programs lists and making all required FCC filings with regard to Station WFXV; and O'Kane shall make all required filings with regard to Station WUPN-LP, Station W28AQ and Station W53AM.

      9. Programming and the Public Interest. Throughout the term of this Agreement, unless otherwise agreed to by the parties hereto, Broker shall program the Stations so as to maintain a general, advertiser-supported, entertainment/sports format, with some mix permitted of home shopping, religious, foreign language and infomercial programming. The Stations shall not become predominantly home shopping, religious, foreign language and/or infomercial stations. The programming selected by Broker shall consist of such materials as are determined by Broker to be appropriate and/or in the public interest including, without limitation, public affairs programming, public announcements, entertainment, news, weather reports, sports, promotional material, commercial material and advertising. Without limiting the foregoing sentence, Broker will program at least a total of one and one-half hours per week of news, public affairs, or other non-sports, non-entertainment programming, between the hours of 6:00 AM and 12:00 midnight Eastern time, on Station WFXV.

      Following the commencement of Broker programming on the Stations, Broker's management personnel as designated by Broker will meet at least twice per month with Mohawk's and O'Kane's General Manager in order to help formalize Mohawk's and O'Kane's oversight over Broker's activities at the Stations. At such meetings, Mohawk will provide Broker with the results of Mohawk's ongoing efforts to ascertain the problems, needs and interests of Station WFXV's service area, so that the programming and public service announcements selected and/or scheduled by Broker for Station WFXV will be responsive thereto. In the event Mohawk determines that additional attention should be directed to particular community needs, Broker will cooperate to assure that Station WFXV's locally-produced programming serves those needs. In the event Mohawk decides that additional local programming must be aired over Station WFXV in order to better serve viewers' problems, needs and interests, Broker will cooperate with Mohawk in producing up to one hour weekly of such programming using the appropriate facilities of the Stations and staff of Broker. If Mohawk acquires syndicated programming ("Additional Syndicated Programming") or if Mohawk uses the Stations' staff for the production of local programs in addition to the informational and public affairs programming described above in this paragraph 9 ("Additional Local Programming") and in addition to the one hour per week specified in the immediately preceding sentence, then all expenses for such additional programming (including fees to Broker for use of Broker's facilities, in accordance with a schedule adopted by Broker) will be paid by Mohawk and will not be included in the calculation of Broker payments due Owners under this Agreement. Such programs will be aired on Station WFXV at a mutually agreeable time between 6:00 AM and 12:00 midnight Eastern time.
Broker shall be entitled to any and all revenues received from time sales of or during any such programs.

      Broker shall provide Mohawk with all documents Broker receives which are required to be placed in Station WFXV's political or public inspection files. Broker shall, upon reasonable request by Mohawk, provide Mohawk with information with respect to programs and public service announcements broadcast on Station WFXV which are responsive to the problems, needs and issues facing the residents of Station WFXV's service area and Broker's programming for children, so as to assist Mohawk in the preparation of required programming reports, and will assist Mohawk upon request in compiling such other information which is reasonably necessary to enable Mohawk to prepare other records and reports required by the FCC or other government agencies.

      Mohawk (for Station WFXV) and O'Kane (for Station WUPN-LP and Station W53AM) shall have the full and unrestricted right to reject, delete and not broadcast any material contained in any part of the programming selected and/or scheduled by Broker which Mohawk or O'Kane (as the case may be) in good faith determines is unsuitable for broadcast or the broadcast of which Mohawk or O'Kane (as the case may be) in good faith concludes would be contrary to law or the public interest. Mohawk and O'Kane shall retain ultimate control over their respective Stations' policies and standards, and, in that regard, shall adopt written standards, generally in accordance with industry standards for commercial television broadcast stations, in substantially the same form and substance as Exhibit A attached hereto, for the acceptance of programming material and commercial announcements. Mohawk and O'Kane retain the right to modify such standards to conform to general industry standards or to meet specific FCC rules and policies and to take any other actions necessary for compliance with federal, state and local laws, rules and regulations. Broker hereby covenants, warrants and represents that with regard to the Stations it will, at all times during the term of this Agreement, comply in all material respects with such standards for acceptance of programming material and commercial announcements.

      10. Special Programs. Mohawk reserves the right, in its discretion, to preempt Broker's programs for Station WFXV to broadcast special programs on occasion concerning issues or events of local, regional or national importance in the event that Broker does not broadcast same on its own initiative; however, in all such cases, Mohawk will use its best efforts to give Broker reasonable notice of its intention to preempt programs scheduled by Broker. Broker shall be entitled to any and all revenues received from Station WFXV time sales of or during any such programs.

      11. Stations Identification. Mohawk (for Station WFXV and Station W28AQ) and O'Kane (for Station WUPN-LP, Station W28AQ and Station W53AM) will be responsible for the proper broadcast of FCC-required station identification announcements; however, Broker, while conducting its activities with regard to the Stations pursuant to this Agreement, shall broadcast all required station identification announcements with respect to the Stations in full compliance with FCC rules and policies.

      12. Political Advertising. Mohawk (for Station WFXV) and O'Kane (for Station WUPN-LP and Station W53AM) will be responsible for compliance with the political broadcasting requirements of the Communications Act and the FCC's rules and policies promulgated thereunder. Broker, while conducting its activities with regard to the Stations pursuant to this Agreement, will comply with said political broadcasting requirements, rules and policies. Broker promptly shall supply to Mohawk and/or O'Kane such information as may be reasonably necessary to permit Mohawk and/or O'Kane to comply with the lowest unit charge requirements of Section 315 of the Communications Act. To the extent that Mohawk (for Station WFXV) or O'Kane (for Station WUPN-LP or Station W53AM) believes necessary in Mohawk's or O'Kane's (as the case may be) sole discretion, Broker shall release to Mohawk or O'Kane (as the case may be) advertising availabilities and program time as required by the FCC's rules and policies to permit Mohawk and O'Kane to comply with the reasonable access provisions of Section 312(a)(7) of the Communications Act and the equal opportunities provision of Section 315 of the Communications Act and the rules and policies of the FCC promulgated thereunder; provided, however, that revenues realized by Mohawk and/or O'Kane as a result of any such release of advertising and programming time shall promptly be remitted to Broker.

      13. Children's Programming. Mohawk will be responsible for insuring Station WFXV's compliance with the Children's Television Act of 1990 [47 U.S.C. 303a and 303b], and the rules and policies of the FCC promulgated thereunder, including ensuring that Station WFXV complies with the commercial limits established therein and serves the educational and informational needs of children. Broker, while conducting its activities with regard to Station WFXV pursuant to this Agreement, will comply with said Children's Television Act and FCC rules and policies by presenting a reasonable amount of children's programming, including educational/informational programming, and by observing the limitations on advertising. In connection therewith, Broker shall be responsible for preparing all necessary reports and certifications and delivering same to Mohawk for placement in Station WFXV's public inspection file. Upon delivery of such reports and certifications, they shall be certified by Broker as true and correct in all material respects. Such reports and certifications shall include, without limitation, the following: (a) a quarterly report on children's programming pursuant to Section 73.3526(a)(8)(iii) of the FCC's rules; and (b) a certificate with respect to compliance with advertising limits in children's programs pursuant to Section 73.3526(a)(8)(ii) of the FCC's rules. Such advertising certification shall be in the form of the certificate attached hereto as Exhibit B. In completing each quarterly certificate in the form attached hereto as Exhibit F, Broker shall list the titles of all children's programs carried on Station WFXV in the past quarter in which the advertising limits apply, both local and network, all program segments wherein the allowed commercial limits were exceeded, and a separate memo explaining why any excesses occurred. In carrying out its obligations with respect to children's programming, Broker shall further maintain records with respect to commercial matter in children's programming either in the form of logs of programs reflecting the commercial time, tapes of the programs, lists of commercial minutes aired in identified children's programs, or appropriate certificates from networks and syndicators with respect to compliance with the FCC's requirements on commercial limits.

      14. Owners' Responsibility For Compliance with FCC Technical Rules. Owners shall retain, on a full-time or part-time basis, a qualified Chief Engineer who shall be responsible for maintaining the Stations' transmission facilities. Mohawk shall retain a Chief Operator, as that term is defined by the rules and regulations of the FCC (who may also hold the position of Chief Engineer), who shall be responsible for ensuring compliance by Station WFXV with the technical operating and reporting requirements established by the FCC.

      15. Force Majeure. Each party shall carry standard property and casualty insurance for the property and equipment it owns. If any failure or impairment of facilities or any delay or interruption in the broadcast of programs, or failure at any time to furnish facilities, in whole or in part, for broadcast, occurs due to causes beyond the control of any Owner, then such failure, impairment, delay or interruption, by itself, shall not constitute a breach of or an event of default under this Agreement and Owners will not be liable to Broker for any such failure, impairment, delay or interruption so long as (if an Owner elects to remedy such failure, impairment, delay or interruption) such Owner undertakes and continues reasonable efforts to remedy any such failure, impairment, delay or interruption. Promptly thereafter, if an Owner elects to do so by written notice to Broker, such Owner will obtain any applicable insurance proceeds and apply such proceeds to the cost of remedying such failure, impairment, delay or interruption; provided that, if no Owner determines that it will not do so, an Owner will give Broker prompt written notice of such determination. If no Owner elects to remedy such failure, impairment, delay or interruption (or no Owner elects to do so prior to the ninetieth (90th) day after such failure, impairment, delay or interruption occurs), then Broker may elect to obtain such insurance proceeds and effect such remedy by giving Owners written notice to that effect. Whether any Owner or Broker has elected to effect such remedy, if the insurance proceeds are inadequate to pay the cost of such remedy, Owners shall pay the difference.

      16. Trade Secrets and Proprietary Information. In the event that: (a) any trade secrets or other proprietary information of Broker in connection with this Agreement become known to any Owner, and (b) such trade secrets and/or proprietary information are not otherwise available in the public domain or known publicly, Owners agrees to maintain the confidentiality of such trade secrets and/or proprietary information and not to use or disclose any such trade secrets and/or proprietary information without the prior written consent of Broker (except as required by law, rule or regulation, or by order of any government agency or court).

      In the event that: (a) any trade secrets or other proprietary information of any Owner in connection with this Agreement become known to Broker, and (b) such trade secrets and/or proprietary information are not otherwise available in the public domain or known publicly, Broker agrees to maintain the confidentiality of such trade secrets and/or proprietary information and not to use or disclose any such trade secrets and/or proprietary information without the prior written consent of such Owner (except as required by law, rule or regulation, or by order of any government agency or court).

      The provisions of this paragraph 16 shall continue in effect for two (2) years after the termination of this Agreement.

      17. Payola and Conflicts of Interest. Broker agrees not to, and to use reasonable efforts to cause its employees who have the ability to cause the broadcast of programs and/or commercial matter on the Stations not to, accept any consideration, compensation or gift or gratuity of any kind whatsoever, regardless of its value or form, including, but not limited to, a commission, discount, bonus, material, supplies or other merchandise, services or labor (collectively, "Consideration"), whether or not pursuant to written contracts or agreements between Broker and merchants or advertisers, in consideration for the broadcast of any matter on the Stations unless the payor is identified, in the broadcast for which Consideration was provided, as having paid for or furnished such Consideration, in accordance with Sections 317 and 507 of the Communications Act [47 U.S.C. [SECTION] 317 and 508] and the FCC's rules and policies. Broker agrees to execute, and, as a condition of each such employee's employment, to cause each of Broker's employees to execute, at least once every calendar year, a payola/conflict of interest affidavit in the form attached hereto as Exhibit C, and Broker agrees to deliver the originals of all such affidavits to Mohawk and O'Kane as expeditiously as possible following their execution.

      18. Broker's Compliance with Law. Broker agrees that, throughout the term of this Agreement, Broker will comply with all laws, rules, regulations and policies applicable to the functions performed by it in connection with the Stations, including, but not limited to, meeting equal employment opportunity requirements with respect to Broker's employees performing duties in connection with the Stations.

      19. No Sub-Brokering. Broker will not sell time on the Stations to other time brokers who in turn will sell programming time to others. However, nothing in this paragraph or this Agreement shall be interpreted as prohibiting Broker from arranging for the broadcast on the Stations of barter programming, as that term is commonly used in the television broadcast syndicated program business.

      20. Indemnification

            A. Broker's Indemnification of Owners. Other than with respect to matters described in paragraph 21 below, Broker will indemnify and hold Owners and Owners' employees, agents and contractors harmless, including but not limited to reasonable attorney's fees, from and against all liability, claims, damages and causes of action ("Losses") arising out of or resulting from acts or omissions of Broker which constitute: (a) libel and slander to the extent not covered by insurance maintained by Broker or an Owner; (b) infringement of trade marks, service marks or trade names to the extent not covered by insurance maintained by Broker or an Owner; (c) violations of law, rules, regulations, or orders (including the FCC's rules and policies); (d) invasion of rights of privacy or infringement of copyrights or other proprietary rights; or (e) breaches of this Agreement. Broker's obligation to indemnify and hold Owners and Owners' employees, agents and contractors harmless against the Losses specified above shall survive any termination of this Agreement until the expiration of all applicable statutes of limitation.

            B. Owners' Indemnification of Broker. Other than with respect to matters described in paragraph 22 below, Owners will indemnify and hold Broker and Broker's employees, agents and contractors harmless, including but not limited to reasonable attorney's fees, from and against all Losses arising out of or resulting from acts or omissions of any Owner which constitute: (a) libel and slander to the extent not covered by insurance maintained by Broker or an Owner; (b) infringement of trademarks, service marks or trade names to the extent not covered by insurance maintained by Broker or an Owner; (c) violations of law, rules, regulations or (d) invasion of rights of privacy or infringement of copyrights and other proprietary rights; or (e) breaches of this Agreement. Owners' obligation to indemnify and hold Broker and Broker's employees, agents and contractors harmless against Losses specified above shall survive any termination of this Agreement until the expiration of all applicable statutes of limitation.

            C. Procedure for Indemnification. The procedure for indemnification pursuant to sub-paragraphs 20.A. and 20.B. above will be as follows:

                  i. Notice.  The party claiming indemnification (the
            "Claimant") will give reasonably prompt notice to the party from whom indemnification is claimed (the "Indemnifying Party") of any claim for which indemnification is sought, whether between the parties or brought by a third party, specifying (i) the factual basis of such claim (to the extent that it is then known to the Indemnifying Party) and (ii) the amount of the claim (to the extent that it is then known to the Indemnifying Party). If such claim relates to an action, suit or proceeding filed by a third party against the Claimant, such notice will be given by the Claimant not later than the twentieth day after the Claimant receives written notice of such action, suit or proceeding; provided that any failure to deliver or delay in delivering such notice on or prior to such twentieth day will relieve the Indemnifying Party of its obligations to the Claimant in respect of such claim only to the extent that the Indemnifying Party is prejudiced by such failure or delay.

                  ii. Investigation.  Following receipt of notice from the
            Claimant of a claim for which indemnification is sought, the Indemnifying Party will have twenty days (or such shorter period of time as is required to respond to the subject litigation or proceeding) to make, at the Indemnifying Party's expense, such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party, at the Indemnifying Party's expense, all information relied upon by the Claimant to substantiate such claim.

                  iii. Third-Party Claims.  With respect to any claim by a
            third party pursuant to which such third party seeks only the recovery of an amount of money and as to which a Claimant seeks indemnification under sub-paragraph 20.A or 20.B. above, the Indemnifying Party will have the right (at any time after the Indemnifying Party gives the Claimant written notice wherein the Indemnifying Party acknowledges that the Indemnifying Party is obligated to indemnify the Claimant in respect of such claim pursuant to sub-paragraph 20.A. or 20.B. above, as appropriate), at the Indemnifying Party's own expense, to participate in or assume control of the defense of such claim with counsel reasonably satisfactory to the Claimant, and the Claimant will use reasonable efforts to cooperate with the Indemnifying Party in such defense. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant will have the right to participate in the defense of such claim and retain separate co-counsel at its own expense; provided that if the Indemnifying Party requests that the Claimant participate in such defense or if the Claimant reasonably believes that a conflict of interest exists between the Claimant and the Indemnifying Party, then the Indemnifying Party will reimburse the Claimant for the reasonable expenses and fees of the Claimant's counsel. Without the Claimant's consent, the Indemnifying Party will not consent to an entry of judgment or settlement of such claim which does not include a release of all liability of the Claimant. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it will be bound by the results obtained by the Claimant with respect to such claim.

                  iv. Expedited Response.  If a claim, whether between the
            parties or by a third party, requires immediate action, the parties will use reasonable efforts to reach a decision with respect to such claim as expeditiously as possible.

            D. Insurance. Broker and Owners each shall maintain liability insurance policies covering general liability, blanket crime, property damage, business interruption, automobile liability, and workers' compensation insurance in forms and amounts customary in the television broadcast industry, and each of the parties hereto shall name the other as an additional insured under such policies to the extent that their respective interests may appear and shall provide for notice to the other party prior to cancellation thereof. Upon request, each party shall provide the other with certificates evidencing such insurance, and shall further provide certificates evidencing renewal thereof prior to the expiration of such policies.

      21. Owner's Events of Default. An "Owner's Event of Default" will occur if:

            (a) An Owner fails to provide the use of any Station's transmission facilities or a material portion of any Station's studio/production facilities to Broker in accordance with paragraph 2 above for any period of five (5) or more consecutive days, or for any five (5) or more days during any period of ten (10) consecutive days;

            (b) A failure or impairment of facilities or delay or interruption in the broadcast of programs, or failure to furnish facilities for broadcast, described in paragraph 15 above, occurs and (i) an Owner gives Broker written notice to the effect that Owners elect not to remedy such failure, impairment, delay or interruption in accordance with paragraph 15 above, or (ii) such failure, impairment, delay or interruption continues for ninety (90) days and, prior to the ninetieth (90th) day thereof, no Owner gives Broker written notice to the effect that an Owner elects to remedy such failure, impairment, delay or interruption in accordance with paragraph 15 above;

            (c) An Owner fails to cure any other breach of this Agreement by such Owner on or prior to the ninetieth (90th) day after such Owner receives a written request from Broker to cure such default, if such default, if not cured, would have a materially adverse effect on Broker's activities with respect to any Station pursuant to this Agreement (provided that, so long as such Owner continues to use reasonable efforts to cure such default, such failure will not constitute an Owner's Event of Default so long as the continuing existence of such default will not have a materially adverse effect on Broker's activities with respect to the Stations pursuant to this Agreement); or

            (d) An Owner commits repeated, willful breaches of its obligations pursuant to this Agreement which, when considered separately, do not constitute an Owner's Event of Default described in clauses (a) through
      (c) above but which, when taken together, materially impair Broker's ability to conduct its activities with respect to the Stations in accordance with this Agreement, and such Owner thereafter commits any such willful breach after having received written notice from Broker to the effect that, if any such willful breach occurs again after more than a reasonable cure period after such notice, Broker may declare that an Owner's Event of Default has occurred pursuant to this sub-paragraph 21(d).

            (e) Any Owner ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of any substantial part of its assets or properties, or if it or its shareholders shall take any action looking to its dissolution or liquidation.

Notwithstanding the foregoing, no fact or circumstance described in this paragraph 21 will constitute an Owner's Event of Default if the existence of such fact or circumstance is proximately caused or contributed to in any material respect by any material breach by Broker of its obligations under this Agreement. Any period provided in this paragraph 21 for the cure of any condition which, if uncured, would constitute an Owner's Event of Default will be tolled from the time an Owner gives Broker a written notice disputing the existence of such condition and until the end of any arbitration pursuant to this Agreement or the Option Agreement or Asset Purchase Agreement concerning the existence of such condition or until such dispute is otherwise finally resolved.

      22. Broker's Events of Default.  A "Broker's Event of Default" occurs if:

            (a) Broker fails to make any payment required by paragraph 3 above and fails to cure such non-payment within thirty (30) days after written notice from an Owner;

            (b) Broker fails to provide programming for broadcast by Station
                WFXV for any period of five (5) or more consecutive days, or for any five (5) or more days during any period of ten (10) consecutive days, unless any such failure is caused by conditions or circumstances beyond Broker's control;

            (c) Broker fails to cease or cure, as promptly as possible after
                Broker receives written request from an Owner, any violation of applicable law or any rule or regulation which, if not ceased or cured at such time, would have a materially adverse effect on any FCC authorization of Mohawk or O'Kane which is essential to the operation of any of the Stations as they are operated on the Commencement Date;

            (d) Broker commits willful and repeated violations of applicable law or rules or regulations of a type which are not described in sub-paragraph 22(c) above if such willful and repeated violations would have a materially adverse effect on any FCC authorization of Mohawk or O'Kane which is essential to the operation of any of the Stations as they are operated on the Commencement Date, and Broker thereafter commits any such willful violation after having received written notice from an Owner to the effect that, if any such willful violation occurs again after more than a reasonable cure period after such notice, such Owner may declare that a Broker's Event of Default has occurred pursuant to this sub-paragraph 22(d);

            (e) Broker commits willful and repeated violations of Owners'
                written standards for acceptance of programming material and commercial announcements described in paragraph 9 above (as in effect from time to time), and Broker thereafter commits any such willful violation after having received written notice from an Owner to the effect that, if any such willful violation occurs again after more than a reasonable cure period after such notice, such Owner may declare that a Broker's Event of Default has occurred pursuant to this sub-paragraph 22(e);

            (f) Broker fails to cure any other breach of this Agreement by
                Broker on or prior to the ninetieth (90th) day after Broker receives a written request from an Owner to cure such default, if such default, if not cured, would have a materially adverse effect on the operation of their respective Stations by Mohawk or O'Kane if Broker's activities with respect to such Station pursuant to this Agreement were terminated (provided that, so long as Broker continues to use reasonable efforts to cure such default, such failure will not constitute a Broker's Event of Default so long as the continuing existence of such default will not have a materially adverse effect on the operation of such Station by Mohawk or O'Kane if Broker's activities with respect to such Station pursuant to this Agreement were terminated); or

            (g) Broker commits repeated, willful breaches of its obligations pursuant to this Agreement which, when considered separately, do not constitute a Broker's Event of Default described in clauses (a) through (f) above but which, when taken together, frustrate Mohawk's or O'Kane's activities with respect to their respective Stations in accordance with this Agreement, and Broker thereafter commits any such willful breach after having received written notice from Mohawk or O'Kane to the effect that, if any such willful breach occurs again after more than a reasonable cure period after such notice, Mohawk (with regard to Station WFXV) or O'Kane (with regard to Station W28AQ, Station WUPN-LP or Station W53AM) may declare that a Broker's Event of Default has occurred pursuant to this sub-paragraph 22(g).

            (h) Broker ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of any substantial part of its assets or properties, or if it or its shareholders shall take any action looking to its dissolution or liquidation.

      Notwithstanding the foregoing, no fact or circumstance described in this paragraph 22 will constitute a Broker's Event of Default if the existence of such fact or circumstance is proximately caused or contributed to in any material respect by any material breach by any Owner of its obligations under this Agreement. Any period provided in this paragraph 22 for the cure of any condition which, if uncured, would constitute a Broker's Event of Default will be tolled from the time Broker gives Owners a written notice disputing the existence of such condition and until the end of any arbitration pursuant to this Agreement, the Option Agreement or the Asset Purchase Agreement concerning the existence of such condition or until such dispute is otherwise finally resolved.

      23. Termination Upon Order of Governmental Authority. A "Governmental Termination Event" will occur if any court or federal, state or local government authority (including the FCC) orders or takes any action which becomes effective and which requires the termination or material curtailment of Broker's activities with respect to the Stations pursuant to this Agreement; provided that such order or action will no longer constitute a Governmental Termination Event if such action or order is subsequently stayed or ceases to be effective. If any court or federal, state or local government authority announces or takes any other action or proposed action which could result in a Governmental Termination Event, then either Broker or any Owner may seek administrative or judicial relief therefrom (in which event the other of them shall cooperate with such effort in any reasonable manner requested) and consult with such agency and its staff concerning such matters and, in the event that this Agreement is not terminated, use their best efforts and negotiate in good faith a modification to this Agreement which would obviate any such questions as to validity while preserving, to the extent possible, the intent of the parties and the economic and other benefits of this Agreement, the Option Agreement and the Asset Purchase Agreement and the portions thereof the validity of which are called into question. If the FCC designates the license renewal application of any of the Stations for a hearing as a consequence of this Agreement or for any other reason, or initiates any revocation or other proceeding with respect to the authorizations issued to Mohawk or O'Kane for the operation of the Stations, then Mohawk and/or O'Kane (as appliable) shall use diligent, reasonable efforts to contest such action and shall be responsible for its expenses incurred as a consequence of such FCC proceeding; provided, however, that Broker shall cooperate and comply with any reasonable request of any Owner to assemble and provide to the FCC information relating to Broker's performance under this Agreement. In the event of termination of Broker's activities with respect to any of the Stations pursuant to this Agreement as a result of any Governmental Termination Event, Owners shall cooperate reasonably with Broker to the extent permitted to enable Broker to fulfill advertising or other programming contracts then outstanding.

      24. Additional Representations, Warranties and Covenants

      A. Mutual Additional Representations, Warranties and Covenants. Each of Owners and Broker represents that it is legally qualified, and has all requisite powers and capacity, to enter into this Agreement, and that the execution, delivery and performance hereof by it shall not constitute a breach or violation of any agreement, contract or other obligation to which it is subject or by which it is bound. Each party hereto represents and warrants that it has taken all necessary corporate and other necessary action to make this Agreement legally binding on such party, and (in the case of Mohawk, ACME and Broker) that the individual signing this Agreement on behalf of such party has been fully authorized and empowered to execute this Agreement on behalf of such party.

      B. Finders. The parties hereto represent and warrant that no broker or finder has been used in connection with the transactions contemplated by this Agreement, the Option Agreement and the Asset Purchase Agreement.

      C. Owners' Additional Representations, Warranties and Covenants. Owners make the following further representations, warranties and covenants:

             i. Authorizations. Mohawk (as to Station WFXV) and/or O'Kane (as to Station WUPN-LP, Station W28AQ and Station W53AM) owns or holds all material licenses and other permits and authorizations reasonably necessary for the operation of such Stations (including licenses, permits and authorizations issued by the FCC), and no Owner (including Owners' affiliates, principals, employees and agents) will take any action to impair such licenses, permits and authorizations.

             ii. Advanced Television/High Definition Television. If the FCC gives Mohawk the right to apply for a second Utica, New York area television channel for Advanced Television ("ATV") or High Definition Television ("HDTV"), Mohawk will submit and prosecute a complete, timely application to the FCC for that purpose, if requested by Broker, provided that Broker shall agree to reimburse Mohawk for all costs and expenses occasioned by such filing and prosecution. If the FCC awards Mohawk such a second Utica, New York area channel, such channel will be included within this Time Brokerage Agreement in the same manner, and under the same terms, as Station WFXV's current broadcast channel.

      D. Broker's Additional Representations, Warranties and Covenants. In carrying out its activities with regard to the Stations pursuant to this Agreement, Broker shall comply in all material respects with the terms, provisions and conditions of the Stations' contracts and agreements which are utilized by Broker.

      25. Sale of Stations To Broker. Notwithstanding any other provision of this Time Brokerage Agreement to the contrary, this Time Brokerage Agreement shall terminate (except for the indemnification provisions and Section 16 of this Time Brokerage Agreement, which shall survive any such termination) upon the Closing as defined in the Option Agreement.

      26. Procedures for Termination

      A. Upon Broker's Events of Default. At any time when a Broker's Event of Default is in existence, an Owner may give Broker written notice (an "Owner's Termination Notice") to the effect that such Owner elects to terminate this Agreement pursuant to this sub-paragraph 26.A; provided that, if the matter of whether a Broker's Event of Default has occurred is the subject of a dispute pursuant to this Agreement, then this Agreement will expire instead on the sixtieth (60th) day after the Final Determination of the arbitrator (as defined in paragraph 38.D.) that such Broker's Event of Default occurred.

      B. Upon Certain Owner's Events of Default. At any time when an Owner's Event of Default (other than an Owner's Event of Default described in sub-paragraph 21(b) above) is in existence, Broker may give Owners written notice (a "Broker's Termination Notice") to the effect that Broker elects to end the term of this Agreement pursuant to this sub-paragraph 26.B.; provided that, if the matter of whether an Owner's Event of Default has occurred is the subject of a dispute pursuant to this Agreement, then this Agreement will expire instead on the sixtieth (60th) day after the Final Determination of the arbitrator (as defined in paragraph 38.D.) that such Owner's Event of Default occurred.

      C. Upon Government Termination. Subject to the termination provisions of sub-paragraphs 26.A. and 26.B., if a Governmental Termination Event occurs, then the term of this Agreement will continue until the first to occur of:

            (i) the date upon which the activities of Broker and Owners are required to be ceased, as mandated by the agency or authority which brought about such Governmental Termination Event (the "Mandatory Cessation Date"), and

            (ii) the Closing (as that term is defined in the Option Agreement); and

            (iii) the expiration or the termination of the Option Agreement in accordance with its terms.

      D. Upon Certain Events. At any time after an Owner's Event of Default described in sub-paragraph 21(b) has occurred, Broker may give Owners written notice (also a "Broker's Termination Notice") to the effect that Broker elects to terminate this Agreement pursuant to this sub-paragraph 26.D.

      27. Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered to the recipient in person or sent by commercial delivery service or registered or certified mail, postage prepaid and return receipt requested, (c) deemed to have been given on the date received by the recipient (if delivered in person) on the date set forth in the records of the delivery service (if delivered by commercial delivery service) or on the date of receipt (if delivered by certified mail) and (d) addressed as follows:

            If to Owner(s):   Mohawk Valley Broadcasting, Inc.
                              c/o Fox TV 33
                              Greenfield Road
                              Rome, New York 13440
                              ATTN: Kevin O'Kane, President

                              and

                              Craig L. Fox
                              4853 Manor Hill Drive
                              Syracuse, New York  13215

      with a copy (which shall not constitute notice to any Owner) to:

                              Bruce Poushter
                              Suite 1010
                              500 S. Salina Street
                              Syracuse, New York 13202

      If to Broker:

                              Sullivan Broadcasting of Utica, Inc.
                              4431 Dyke Bennett Road
                              Franklin, Tennessee 37064
                              ATTN: J. Daniel Sullivan

      with a copy (which shall not constitute notice to Broker) to:

                              David Pulido
                              Sullivan Broadcasting of Utica, Inc.
                              18 Newbury Street
                              Boston, Massachusetts 02116

                              and

                              John Kuehn
                              Kirkland & Ellis
                              153 E. 53rd Street
                              New York, New York  10022

or to any such other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this paragraph 27.

      28. Modification and Waiver. No amendment, supplement or modification of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the party against whom enforcement of any such amendment, supplement or modification is sought, and then such amendment, supplement or modification shall be effective only in the specific instance and for the purpose for which given.

      29. Construction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

      30. Headings. The headings in this Agreement are included for ease of reference only and will not control or affect the meaning or construction of the provisions of this Agreement.

      31. Assignment. This Agreement may not be assigned by any Owner without the express written approval of Broker; however, this Agreement shall be assignable by Broker without consent of Owners, and where appropriate in the context and consistent with this provision, the term "Broker" as used herein shall mean and include such assignee.

      32. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signature(s) on each such counterpart were upon the same instrument. This Agreement shall be effective as of the date first above written.

      33. Entire Agreement. This Agreement and the documents referred to herein contain the entire agreement between the parties with respect to the subject matter of this Agreement, and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

      34. No Partnership or Joint Venture. Nothing in this Agreement shall be construed to create a partnership or joint venture between any Owner and Broker or to afford any rights to any third party other than as expressly provided herein. Neither any Owner nor Broker shall have any authority to create or assume in the name or on behalf of the other party any obligation, express or implied, or to act or purport to act as the agent or legally empowered representative of the other party hereto for any purpose.

      35. Severability. Whenever possible each provision of this Agreement will be interpreted so as to be effective and valid under applicable law. Subject to the provisions of paragraph 23 above, if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise affecting the remainder or such provision or the remaining provisions of this Agreement.

      36. Legal Effect. This Agreement shall be binding shall inure to the benefit of the parties hereto, their heirs, executors, personal representatives, successors and assigns.

      37. No Party Deemed Drafter. No party will be deemed the drafter of this Agreement and if this Agreement is construed by a court of law such court should not construe this Agreement or any provision against any party as its drafter.

      38. Arbitration.

            A. Generally. Broker and Owners agree that the arbitration procedures described in this paragraph 38 will be the sole and exclusive method of resolving and remedying claims for money damages (including any claim for indemnification pursuant to paragraph 20) arising under this Agreement ("Disputes"). Nothing in this paragraph 38 will prohibit a party from instituting litigation to enforce any Final Determination, as defined in sub-paragraph 38.D. below, or availing itself of any remedy other than money damages. Broker and Owners agree that, except as otherwise provided in the Commercial Arbitration Rules of the American Arbitration Association as in effect from time (the "AAA Rules"), the arbitration procedures described in this paragraph 38 and any Final Determination will be governed by, and will be enforceable pursuant to, the Uniform Arbitration Act as in effect in the State of New York from time to time. No person will be entitled to claim or recover punitive damages in any such proceeding.

            B. Notice of Arbitration. If Broker or any Owner asserts that there exists a dispute, then such person (the "Disputing Person") will give the other person a written notice setting forth the nature of the asserted Dispute. If Broker and such Owner do not resolve any such asserted Dispute prior to the tenth business day after such notice is given, then the Disputing Person may commence arbitration pursuant to this paragraph 38 by giving the other person a written notice to that effect (an "Arbitration Notice"), setting forth any matters which are required to be set forth therein in accordance with the AAA Rules.

            C. Selection of Arbitrator. Broker and Owners will attempt to select a single arbitrator by mutual agreement. If no such arbitrator is selected prior to the twentieth (20th) business day after the related Arbitration Notice is given, then an arbitrator who is experienced in matters of the type which are the subject matter of the Dispute will be selected in accordance with the AAA Rules.

            D. Conduct of Arbitration. The arbitration will be conducted under the AAA Rules, as modified by any written agreement between Broker and Owners. The arbitrator will conduct the arbitration in a manner so that the final result, determination, finding, judgment or award determined by the arbitrator (the "Final Determination") is made or rendered as soon as practicable, and the parties and arbitrator will use their reasonable best efforts to reach a Final Determination no later than the sixtieth day after the arbitrator is selected. Any Final Determination will be final and binding upon Broker and Owners there will be no appeal from or reexamination of any Final Determination, except in the case of fraud, perjury or evident partiality or misconduct by the arbitrator prejudicing the rights of Broker or an Owner or to correct manifest clerical errors.

            E. Enforcement. Broker and Owners agree that a Final Determination may be enforced in any state or federal court having jurisdiction over the subject matter of the related Dispute. For purposes or any action or proceeding instituted with respect to any Final Determination, each of Broker and Owners irrevocably submits to the jurisdiction of any such court, irrevocably consents to the service of process by registered mail or personal service, and irrevocably waives, to the fullest extent permitted by law, any objection which it may have as to personal jurisdiction, the laying of venue, and any claim that such action or proceeding has been brought in an inconvenient forum.

            F. Expenses. The prevailing party in any such arbitration proceeding in connection with this Agreement also will be entitled to recover from the other party its reasonable attorneys' fees and disbursements and the non-prevailing party also will be required to pay all other costs and expenses associated with the arbitration or audit (including the fees and expenses of any such arbitrator or Independent Accountant). As part of the Final Determination the arbitrator may designate the prevailing party. In the event that the arbitrator is unable to determine that a party has prevailed in the arbitration or audit, such costs and expenses shall be equitably allocated by the arbitrator upon the basis of the outcome of the arbitration or audit.
      If the arbitrator is unable to allocate such fees on this basis as a result of the outcome, then the costs of arbitration or audit shall be paid equally by the parties and each party shall pay its own expenses. Except as provided in this sub-paragraph 38.F., each party to this Agreement will bear its own costs and expenses (including legal fees and disbursements) in connection with any such proceeding or submission.

      39. Liquidated Damages. Notwithstanding any other provision of this Agreement or any other agreement referred to herein, if Owners (or any Owner) refuse(s) to make available eighty percent (80%) or more of the Stations' broadcast time in any calendar week, and continues to refuse to make available eighty percent (80%) or more of the Stations' broadcast time for more than forty-eight (48) hours after notice to Owners and their attorney as specified in paragraph 27, then Owners shall be liable to Broker for Two Hundred Thousand Dollars ($200,000) in liquidated damages (and not as a penalty), it being understood and acknowledged that the subject matter of this Agreement is unique and that it would be impracticable or extremely difficult to fix the actual damage that Broker would incur if any Owner prevents Broker from utilizing the Stations' facilities as set both in this Agreement; provided, however, no Owner shall be liable for such liquidated damages if the refusal to make available air time is due to compliance with FCC rules or policies.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date above written.


                                       MOHAWK VALLEY BROADCASTING, INC.
                                       ("Mohawk")


                                       By:


                                       ACME T.V. CORPORATION
                                       ("Acme)


                                       By:



                                       KEVIN O'KANE



                                       By:


                                       SULLIVAN BROADCASTING OF
                                        UTICA, INC.
                                       ("Broker")

                                       By:



Acknowledged and Agreed to:


______________________________
Craig Fox


______________________________
John Bunkfeldt